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                                                                    EXHIBIT 99.1

[CHARTER LOGO]
                                      NEWS


FOR RELEASE: August 16, 2002

                    CHARTER RESPONSE TO GRAND JURY SUBPOENA

ST LOUIS -- Charter Communications, Inc. (Nasdaq: CHTR) today acknowledged receipt of a grand jury subpoena from the United States District Attorney's Office for the Eastern District of Missouri requesting documents relating to the Company's current and disconnected customers, and its policies and procedures relating to the capitalization or expense of various costs and related matters.

In response to the issues under investigation, Charter said that on February 11, 2002, the Company announced an increase in its reserves for uncollected customer accounts receivable as of December 31, 2001; that it had tightened its collection policy and procedures relating to these marginal customers; and that it expected to remove approximately 120,000 marginal customers from its basic customer account in the first quarter of 2002. In its 10-Q for the quarter ended March 31, 2002, the Company updated this estimate and reflected the disconnection of a total of 145,000 marginal customers during the quarter.

"Charter believes the issues under investigation are similar to those raised in previously reported class actions pending against the Company, and certain individual defendants, and will cooperate fully with the subpoena," said David Andersen, Charter Senior Vice President of Communications.

About Charter Communications

Charter Communications, A Wired World Company(TM), is among the nation's largest broadband communications companies, currently serving more than 6.8 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under the Charter Digital Cable(R) brand and high-speed Internet access via Charter Pipeline(R). Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks(TM) brand. Advertising sales and production services are sold under the Charter Media brand.

More information about Charter can be found at www.charter.com.
CONTACT: David Andersen, 314-543-2213, dandersen@chartercom.com